Exhibit 10.4

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

PRIME VENDOR AGREEMENT

FOR LONG-TERM CARE PHARMACIES

This Prime Vendor Agreement for Long-Term Care Pharmacies (“Agreement”) is made as of August 1, 2007 (“Effective Date”) by AmerisourceBergen Drug Corporation, a Delaware corporation (“ABDC”), and PharMerica Corporation, a Delaware corporation, on behalf of itself and its wholly owned subsidiaries (“Customer”).

A. ABDC is a national distributor of pharmaceutical and other products, including prescription (“Rx”) and over-the-counter (“OTC”) pharmaceuticals, nutritional, health and beauty care (“HBC”) and home health care (“DME”) products (“Products”), and related services (“Services”).

B. Customer, Kindred Healthcare, Inc. (“Kindred”), a Delaware corporation, AmerisourceBergen Corporation, a Delaware corporation, PharMerica, Inc., a Delaware corporation (“PharMerica”), and certain other parties have entered into a Master Transaction Agreement dated as of October 25, 2006 (“Master Transaction Agreement”), pursuant to which, as of the Effective Time (as defined in the Master Transaction Agreement), PharMerica and certain of its subsidiaries (“PharMerica LTC”) and Kindred Pharmacy Services, Inc., a Delaware corporation, and certain of its subsidiaries (“KPS”) will be wholly owned subsidiaries of Customer, all as provided in the Master Transaction Agreement.

C. Pursuant to the Master Transaction Agreement, execution of this Agreement is a condition to the consummation of the transactions contemplated thereby.

D. Customer, through its wholly owned subsidiaries PharMerica LTC and KPS and their respective direct and indirect subsidiaries, owns, operates and manages approximately 130 long term care pharmacies as of the Effective Time (as defined in the Master Transaction Agreement) (collectively, the “Facilities”).

E. In addition to Facilities, Customer also manages certain acute care pharmacies for hospitals and other parties. Acute care pharmacies are not subject to this Agreement and will have their own, separately negotiated agreements for the purchase of Products and Services.

F. ABDC and PharMerica, on behalf of PharMerica LTC are parties to that certain Prime Vendor Agreement, dated January 19, 1998, as amended; ABDC and Broadlane, Inc. are parties to that certain Agreement for Distribution Services, dated December 1, 2002, as amended (the term of which expired on December 31, 2006), to which Kindred and its subsidiaries, including KPS, are third party beneficiaries; and ABDC and Kindred and its subsidiaries, including KPS, are parties to that certain interim Prime Vendor Agreement, dated December 15, 2006, and effective January 1, 2007 (collectively, “Prior Agreements”).

G. The parties intend by this Agreement to terminate the Prior Agreements with respect to PharMerica LTC and KPS and to set forth their obligations to each other for an arrangement under which ABDC will provide Products and Services to Customer following the Effective Time (as defined in the Master Transaction Agreement) (“Program”).

NOW THEREFORE, the parties agree as follows:

1. PRICING AND PAYMENT TERMS

ABDC will be the Primary Vendor of all requirements of Customer’s Facilities for Products. Customer will pay, within terms, Product costs and Program fees pursuant to payment terms in Exhibit “1” (“Pricing/Payment Terms”). “Primary Vendor” means Customer purchases from ABDC (including Products purchased from ABDC * that are administered by *) no less than * of all prescription pharmaceutical Products it purchases, as verified *, and meets * in Paragraph 5(A) of the Pricing/Payment Terms. Notwithstanding the foregoing, Customer may purchase directly from a manufacturer if, due to a product shortage or allocation, the manufacturer requires that Customer do so. In accordance with Section 4 of this Agreement, the foregoing * will not apply to * with existing agreements with other distributors. Orders for Products will be electronically transmitted (including Schedule II controlled substances when allowed) and will describe Products that ABDC will provide to Customer, the quantity and designated delivery location. Other than supplier back-ordered Products, ABDC will make reasonable efforts to deliver orders placed by ABDC’s normal order cut-off time by the next delivery day. All payment plans must be by electronic funds transfer (EFT). The * in the Pricing/Payment Terms, terms, and conditions under this Agreement * must be * contracting with ABDC as of the date hereof. A * is a third-party pharmacy customer with * purchase volume and *, taking into consideration *.

2. PRxO GENERICS PURCHASE PROGRAM

Customer must participate in the generic formulary purchase program (“PRxO Generics Purchase Program”) as provided in this Agreement and pursuant to standard PRxO Generics program requirements as amended from time to time by ABDC. The PRxO Generics Purchase Program is a * which provides Customer *. Customer is able to benefit by having ABDC administer the PRxO Generics Purchase Program for a *, as specified in Paragraph 2 of the Pricing/Payment Terms. Accordingly, Customer will purchase from ABDC * of its generic pharmaceutical purchases, including the “Top 100” generic pharmaceutical Products; provided, however, that Customer may purchase any generic pharmaceuticals (including, without limitation, injectables or Products in unit-dose packages that are not available under the PRxO Generics Purchase Program) from a source other than ABDC, without impact to the requirements under this Agreement if such Products are not available under the PRxO Generics Purchase Program. The Top 100 is a list determined from time to time by ABDC of more than one hundred commonly used generic pharmaceutical Products. Customer authorizes ABDC as its sole agent to develop and implement a generic pharmaceutical Product list for the Term. With respect to each Product purchased by Customer under the PRxO Generics Purchase Program, ABDC shall use its * to provide Customer * prior to changing suppliers of such Products. Customer will purchase from ABDC each * no less than the * of generic pharmaceutical Products as set forth in paragraph 5(A) of the Pricing/Payment Terms. Any changes by ABDC in its PRxO Generics Program or in the Top 100 list as applicable to Customer will be non-discriminatory, generally applicable to ABDC’s customers and consistent with the terms of this Agreement.

3. SPECIALTY DISTRIBUTIONS AND *

ABDC will provide to Customer * that are in * due to, for example, manufacturer shortages or unanticipated demand, including any specialty Products or other Products with limited distribution or supply. ABDC makes such allocations based upon *. Upon request, ABDC will attempt to acquire short-supply Products and, upon their purchase by Customer, such inventory would be * and would not *. Additionally, upon request, ABDC can order short-supply Products, which Products can be “shipped upon arrival” to Customer’s Facilities.

4. CUSTOMER LOCATIONS & DELIVERIES

ABDC will deliver Products to each Facility five days a week (Monday – Friday), once a day except holidays and warehouse physical inventory days. ABDC will provide * at its distribution centers * hours a day, * days a week, for which ABDC will provide Customer with emergency contact information for after-hours access. Additionally, Customer will be entitled to *.

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* delivery per * at *. Customer will be charged * for each additional emergency order delivered to the Facility. Customer may receive * emergency will-call order per Facility * (as long as it is picked up by Customer from ABDC’s distribution center during hours such distribution center is staffed) *. ABDC will use * to meet a requested delivery time for emergency orders. If ABDC cannot do so, Customer may fill emergency orders outside the Program on such occasions using another provider notwithstanding * in this Agreement. A newly acquired Facility shall become a Facility under this Agreement upon acquisition of such facility by Customer, provided that any newly acquired facility with an existing agreement with another distributor will become a Facility under this Agreement upon the earlier of expiration of such existing agreement or the date Customer may terminate such agreement according to its terms, with or without cause, without breaching it or *. Service to Facilities in Alaska, Hawaii and U.S. territories may be subject to a delivery surcharge.

5. RETURNED GOODS POLICY

Customer will only return Products to ABDC in accordance with ABDC’s enhanced policy for return Products, a copy of which is attached as Exhibit 4 (“Returns Policy”). If Customer returns more than * of its OTC Net Purchases, or * of its pharmaceutical Net Purchases in any month, Customer may be assessed an additional restocking fee over any standard stocking fee in the Returns Policy. Customer will return only Product purchased from ABDC for which Customer has submitted the invoice number and date of purchase. ABDC may reject returns not accompanied by the invoice number and date of purchase or that exceed in amount either the * return limit or the amount on the referenced invoice number. ABDC reserves the right to refuse all future returns from Customer in the event that Customer submits any counterfeit Product for return. The calculation of Customer returns, Customer OTC Net Purchases, and all other calculations under this Agreement related to the volume of Customer’s purchases of Products will be based on *.

6. ADDITIONAL SERVICES & PROVISIONS

A. Services are listed in Exhibit “2”. Terms, conditions and other provisions are set forth in Exhibit “3” (“Provisions”).

B. ABDC may, from time to time, develop policies and procedures relative to new or existing Services offered to customers, on an interim or as-needed basis. If ABDC develops such policies or procedures or changes current ones, ABDC will notify Customer in writing at least thirty (30) days before such changes are effective. Any changes by ABDC that apply to Customer from time to time under this Agreement, including its exhibits, must be non-discriminatory, generally applicable to ABDC’s customers, and consistent with the terms of this Agreement.

7. TERM OF AGREEMENT

A. The parties intend by this Agreement to replace and terminate the Prior Agreements as of the Effective Date. Except as otherwise agreed, rights and obligations of the parties under each Prior Agreement that accrued with respect to PharMerica or KPS prior to the Effective Date will survive and be satisfied by Customer according to terms of each Prior Agreement.

B. Subject to termination of this Agreement pursuant to Paragraph 5 of the Provisions, the Term will be from the Effective Date until July 31, 2012. Unless either party provides notice of termination at least 90 days prior to the expiration of the Term, this Agreement will continue on a month-to-month basis upon expiration of the Term (“Extended Term”), subject to termination pursuant to Paragraph 5 of the Provisions.

8. RECORDS

To the extent required by 42 U.S.C. §1395x(v)(1), until four (4) years after termination of this Agreement, ABDC will make available upon written request to the Secretary of the U.S. Department of Health & Human Services, the Comptroller General, or their authorized representatives, a copy of this Agreement and

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all records required to certify the nature and extent of costs of Products and Services provided by ABDC under this Agreement. ABDC will ensure, to the extent it carries out its duties through a subcontract with a value or cost of $10,000 or more in a twelve (12) month period with a related organization, such subcontract will contain similar provisions. Notwithstanding the foregoing, ABDC will have no obligation to make public documents subject to attorney-client privilege.

9. NOTICES

Notices must be in writing and sent certified mail, prepaid, return receipt requested, or sent by facsimile to the address or facsimile number below. Parties may change this information by written notice to the other party. Pursuant to the Telephone Consumer Protection Act of 1991, 47 U.S.C. §227, Customer consents to receiving notices, including product updates, recalls, new product launches and programs, advertisements and other marketing materials by telephone facsimile (“fax”) machine from ABDC, its affiliates and their related companies, to the fax number set forth below.

To Customer:	PharMerica Corporation 1901 Campus Place Louisville, KY 40299 Attn: Chief Financial Officer CC: General Counsel Fax: (502) 261-2375

with a copy to:	Holland & Knight LLP 10 St. James Avenue, 11th Floor Boston, MA 02116 Attn: Jeffrey W. Mittleman, Esq. Fax: (617) 523-6850

To ABDC:	AmerisourceBergen Drug Corporation 1300 Morris Drive Chesterbrook, PA 19087-5594 Attn: Senior Vice President, Health Systems Fax: 610-727-3601

with a copy to:	AmerisourceBergen Corporation 1300 Morris Drive Chesterbrook, Pennsylvania 19087-5594 Attn: General Counsel Fax: (610) 727-3612

10. EXHIBITS

The following exhibits to this Agreement are incorporated by this reference.

1	Pricing/Payment Terms

2	*

3	Provisions

4	Returns Policy

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IN WITNESS WHEREOF, the parties have had a duly authorized officer, partner or principal execute this Prime Vendor Agreement as of the Effective Date.

CUSTOMER: PharMerica Corporation		ABDC: AmerisourceBergen Drug Corporation

By:	/s/ Gregory S. Weishar	By:	/s/ Terrance P. Haas
Name:	Gregory S. Weishar	Name:	Terrance P. Haas
Title:	CEO	Title:	President

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT 1 TO

PRIME VENDOR AGREEMENT

PRICING / PAYMENT TERMS

In addition to payment for Products, Customer will pay ABDC the following Program and other fees for ABDC’s Product distribution and Services for Customer and its Facilities. Except as otherwise provided, payments are due within * days from ABDC’s invoice date. Pricing does not reflect any administrative or other fee to a group purchasing organization or buying group (“GPO”). If Customer contracts with a GPO, Customer will pay any such fees to the applicable GPO (or any increase in such fees) during the Term. In any event, ABDC will not pay a GPO fee unless and until a group designation form signed by Customer is filed with ABDC.

1. PROGRAM FEES

A. Price of Goods. Customer will pay the following Price of Goods based upon the definition of “Cost” below for Products other than Products and Services designated as ABDC Special Price Products. ABDC will add to the billed amount any applicable sales, use, business and occupation, gross receipts or other tax. Price of Goods shall be fixed * for the * quarters of the Term. Thereafter, Price of Goods may be adjusted in accordance with the following matrix at the beginning of the sixth calendar quarter of the Term and each quarter thereafter based upon Customer’s actual total net purchase volume over the immediately prior quarter.

	Total Quarterly Rx Product Volume	Branded Rx Price of Goods*
Tier		Weekly Payment
1	* up to *	*
2	* up to *	*
3	* up to *	*
4	* & *	*

*	“Cost “ means *.
**	*.

Selected Products *.

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B. Additional * Services. The additional * Services in Exhibit “2” will be provided to Customer’s Facilities, at the election of Customer’s Facilities, by ABDC * if Customer maintains ABDC as its Primary Vendor. In the event Customer does not maintain ABDC as its Primary Vendor, such Services will be provided *.

C. Contract Administration. In administering Customer’s supplier contracts, including those established by Customer on its own or those established by a GPO under which Customer participates, Customer must (i) provide a copy of new contracts, (ii) comply with supplier’s terms, (iii) use all products for its “own use” (as defined in judicial and legislative interpretations), (iv) notify ABDC at least * days before it changes suppliers, and (v) upon changing suppliers, assist ABDC in disposing of any excess inventory acquired for Customer. Additionally, Customer will notify ABDC before discontinuing purchases of any special inventory that it has requested that ABDC stock (whether or not pursuant to a contract) and assist ABDC in disposing of any excess of such inventory. Promptly after receiving notice of the denial of, or failure to pay, GPO or manufacturer/supplier chargebacks, ABDC shall provide Customer written notice of any unpaid chargebacks, and when invoiced, Customer will promptly reimburse ABDC for any unpaid chargebacks that are (x) denied by a GPO or manufacturer/supplier or (y) not paid within * days and, in either case, Customer will look solely to such GPO or manufacturer/supplier for redress; provided that the unpaid chargeback is processed through ABDC’s standard credit and rebill procedures.

2. PRxO GENERICS PURCHASE PROGRAM

A. Administration Services. ABDC will have full responsibility for administering the PRxO Generics Purchase Program, including supplier selection, Product selection, Product price negotiation, contract administration, purchasing, automated compliance assurance, contract management and reporting. Under the PRxO Generics Purchase Program, ABDC will invoice Customer at * under *, * to Customer, * to ABDC’s * .

B. * . ABDC will provide such PRxO Generics Purchase Program services for * of the Contract Cost of aggregate Net Purchases of PRxO Generics Product by Customer. “ * ” shall mean * under *. ABDC will issue to Customer a credit for the difference between the amount invoiced to Customer when Product is delivered (i.e., including * ABDC’s *) and the * and provide reasonable supporting documentation for such credit, with credit issued within * of the end of *.

3. PAYMENT TERMS

A. Customer agrees to the following payment terms:

Weekly Payment. Payment for invoices for purchases made Saturday through Friday must be received the following Friday by EFT.

B. Terms. All payments must be received for deposit to ABDC’s account by the due date by EFT.

4. SERVICE LEVELS

For pharmaceutical Products, ABDC will meet an adjusted fill rate service level of * each calendar month. The fill rate is the ratio between lines shipped and lines ordered (total lines not filled (adjusted as follows), divided by total lines ordered). The fill rate will be adjusted to reflect unavailable Product (manufacturer’s backorders or other unavailability without fault by ABDC, including common carrier delays), partial ships (*), repeat orders within *, Products not ordered by Customer during the prior * days or Customer’s per-week usage exceeds its per-week estimates by more than * , and Force Majeure events (as defined in Provisions Paragraph 9.1). ABDC’s computerized reports will be used to determine the actual level achieved. Customer will provide its best usage estimates on Products at least * days prior to its first order of a Product (both new Products and Products that have not been ordered during the prior *) so that ABDC can maintain its service level commitment. Products must be purchased once per month to remain on the list of Products for which the service level commitment applies. Any Product not ordered in a given month can be reinstated on such list when Customer notifies ABDC it is resuming the ordering of such Product on a monthly basis. ABDC may offer a substitute for any Product that is not available for delivery, and if the substitute Product is accepted by the Customer, in the Customer’s reasonable discretion, the order will be deemed filled. If ABDC’s adjusted service level for all Facilities does not meet such threshold, ABDC will pay to each Facility for which the service level was not met a service level penalty as follows, which amount will be paid as a credit by the 30th of the next month and which payment will be Customer’s sole remedy for any failure to meet the fill rate.

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*	*.

*	* of all Rx Products purchased by such Facility during such month.

*	* of all Rx Products purchased by such Facility during such month.

5. MINIMUM ORDER VOLUME

A. Annual Purchases. Customer’s minimum annual Net Purchase (total purchases less returns, credits, rebates, late payment fees and similar items) volume during Year 1 is *. Year 1 is the period from the Effective Date until July 31, 2008 and, with respect to the subsequent years, a Year is the following twelve (12) month periods. Customer’s Net Purchases are projected to increase at a rate of * per Year during each Year of the Term. *.

B. Small Order Charge. If Customer purchases less than * per month per Facility, a delivery charge of * per delivery will be assessed for each order that is less than *. ABDC may adjust the per-delivery charge from time to time to reflect ABDC’s actual shipping and handling costs.

C. Price of Goods Adjustment. (1) Price of Goods and Program fees available under this Agreement are based upon Customer’s meeting the Primary Vendor requirements under this Agreement and the periodic Net Purchases in Paragraph 5(A).

(2) If total PRxO Generics Net Purchases by Customer for the immediately prior quarter is less than * of Customer’s total Rx purchases for such quarter then, notwithstanding the initial * under Paragraph 1(A) of this Exhibit 1, ABDC may increase Customer’s Price of Goods (Branded Rx and other Products) in the current quarter by * for each * that Customer’s total PRxO Generics Net Purchases for the immediately prior quarter were below the minimum PRxO Generics Net Purchase for such quarter. By way of example, if Customer’s PRxO Generics Net Purchases were * (that is, * or more but less than *) for a quarter, the effective Price of Goods for Branded Rx for the following quarter could change (*) from Cost minus * to Cost minus *.

(3) If total PRxO Generics Net Purchases by Customer is less than * or Customer does not meet the Primary Vendor requirements under this Agreement then, notwithstanding the *-quarter non-adjustment under Paragraph 1(A), ABDC may, in addition to any other remedies, reasonably adjust Price of Goods and Program fees on * prior written notice to reflect lower than expected Net Purchase volume.

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EXHIBIT 2 TO

PRIME VENDOR AGREEMENT

*

1. Services. *

2. Ordering & Reporting Software and Hardware

*

3. Repackaging Program

*

4. Recalls

ABDC will notify Customer of all recalls as instructed in the supplier’s notification.

5. Drop Ship Service

ABDC provides drop ship service when Customer’s needs dictate this approach and the supplier meets ABDC’s liability insurance and other requirements. Drop shipments may be subject to an additional charge.

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EXHIBIT 3 TO

PRIME VENDOR AGREEMENT

PROVISIONS

1. RECORDS, AUDITS.

ABDC will maintain records of transactions during the Term and for one year after. Customer’s employees may audit such records only pursuant to ABDC’s audit policies, as modified from time to time. Such audits may be conducted only during ordinary business hours and upon reasonable notice and may only cover * prior to the request or any shorter period set by the manufacturer for chargeback audits. No audit may cover any period previously audited. All costs of such audit will be borne by Customer, including costs to produce records. If an audit shows net overcharges or undercharges and ABDC agrees with such findings, (i) ABDC will credit or charge Customer within * of receipt of written notice of the net overcharge (or, if later, within * of receiving an applicable supplier’s credit) or undercharge and *. If there is a net overcharge, Customer may expand the audit to * prior to the request.

2. DUTIES OF CUSTOMER

2.1 Primary Vendor Orders. For Products required by Facilities, Customer will submit an electronic order for all Products. If allowed, non-electronic orders may be subject to additional charges.

2.2 Disclosure. Each party will comply with all laws, including reporting or reflecting discounts, rebates and other price reductions pursuant to 42 U.S.C. §1320a-7b(b)(3)(A) on cost reports or claims submitted to federal or state healthcare programs, retaining invoices and related pricing documentation and making them available on request to healthcare program representatives.

2.3 Notice of Changes. Customer will promptly notify ABDC of changes in ownership, name, business form (e.g., sole proprietorship, partnership or corporation) or state of incorporation or formation.

2.4 No Set-Off. Customer’s obligation to pay for Products will be absolute, unconditional and not subject to reduction, set-off, counterclaim or delay.

2.5 Billing Statements. Billing disputes must be brought promptly to the attention of ABDC’s accounts receivable department and any claim against ABDC will be barred unless commenced within twelve (12) months after receipt of the first statement containing the amount in dispute or Customer will be deemed to accept the accuracy of such statements and to waive its right to dispute the amount.

2.6 Late Payment. All payments must be received in ABDC’s account during normal business hours on the date due. Drivers and other ABDC employees cannot accept cash. Price of Goods reflects a prompt payment discount. If payment is not received by the due date, ABDC will invoice Customer such unearned discount by recalculating Price of Goods, solely with respect to the Products for which payment was not received or late, based on Cost * (or, if greater, * more than the invoiced Price of Goods) effective as of the due date. Thereafter, if payment is delinquent, ABDC may withhold any payments to Customer and will assess a per-day late payment fee of the lower of * (*) or the maximum rate permitted by law on the outstanding balance until paid, beginning on the first (1st) business day after such due date. *. Such rights are in addition to ABDC’s other remedies and will not relieve Customer of its obligation to make prompt payment in accordance with this Agreement.

2.7 Title And Risk Of Loss. All goods are F.O.B. Customer’s location, with freight prepaid for normal delivery. Expedited delivery is extra. Title and risk of loss pass upon delivery to Customer.

2.8 Extension Of Credit. Payment terms are an extension of credit based upon an evaluation of Customer’s financial condition upon commencement of this Agreement as reflected in written information from Customer. Customer will abide by ABDC’s standard credit terms as amended from time to time by ABDC. Customer will promptly notify ABDC in writing of any Claim that, with an unfavorable result, would have a material adverse effect on Customer’s financial condition or operation. Upon request, Customer will furnish ABDC complete annual and quarterly financial statements and other evidence of its financial condition necessary to establish, in ABDC’s opinion, Customer’s ability to perform its obligations. If ABDC reasonably believes Customer’s ability to make payments may be materially impaired, ABDC may from time to time amend Customer’s payment terms, require past due amounts to be paid and/or require posting of adequate security or such other documents as ABDC may require. Pending receipt of requested items, ABDC may withhold delivery of Products and providing Services; place Customer on a C.O.D. basis if ABDC has not received payment when due after giving notice by 10:00 a.m. and giving Customer until 2:00 p.m. the same day for ABDC to receive payment; and/or require Customer to pay part or all of any past due amount as a condition to continued service.

3. NO WARRANTIES

Customer acknowledges that ABDC is not the manufacturer of any Products and ABDC DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, FOR PRODUCTS AND SERVICES. No oral or written information provided by ABDC, its employees or other representatives will create any such warranty. In no event will ABDC be liable for any special, incidental or consequential damages in connection with or related to Products, hardware, Software, including ordering software, or Services.

4. CONFIDENTIALITY

Each party and its employees or representatives (“Receiving Party”) will protect all proprietary and confidential information (“Confidential Information”) disclosed by the other (“Disclosing Party”) and not use or disclose it except in connection with the Program or as otherwise agreed. Confidential Information does not include information (i) available on a non-confidential basis, (ii) known or able to be formulated by Receiving Party, or (iii) required to be disclosed by law. Pricing and payment terms are confidential and may not be shared with any third party. Customer will remove Exhibit “1” (or request confidential treatment) if it discloses this Agreement for any reason, including in a Securities and Exchange Commission filing.

5. TERMINATION OF AGREEMENT

5.1 Extended Term. During the Extended Term, either party may terminate this Agreement at any time, with or without cause, upon 90 days’ prior written notice to the other party.

5.2 Default. In addition to other available remedies, either party may immediately terminate this Agreement for cause upon written notice to the other party upon the other party’s:

(a)(i) Filing an application for or consenting to appointment of a trustee, receiver or custodian of its assets; (ii) having an order for relief entered in Bankruptcy Code proceedings; (iii) making a general assignment for the benefit of creditors; (iv) having a trustee, receiver or custodian of its assets appointed unless proceedings and the person appointed are dismissed within thirty (30) days; (v) insolvency within the meaning of Uniform Commercial Code Section 1-201 or failing generally to pay its debts as they become due within the meaning of Bankruptcy Code Title 11, Section 303(h)(1) (11 U.S.C. §303(h)(1)), as amended; or (vi) certification in writing of its inability to pay its debts as they become due (and either party may periodically require the other to certify its ability to pay its debts as they become due) (collectively, “Bankruptcy”);

(b) Failure to pay any amount due and such failure continues five (5) days after written notice; or

(c) Failure to perform any other material obligation of this Agreement or any other agreement now or hereafter entered into between the parties and such failure continues for thirty (30) days after it receives notice of such breach from the non-breaching party; provided, however, if the other party has commenced to cure such breach within such thirty (30) days, but is not reasonably able to complete it within such thirty (30) days, such party will have a reasonable time to complete its cure if it diligently pursues the cure until completion. “For cause” does not include Customer’s receiving a more favorable offer from an ABDC competitor.

5.3 Survival Upon Termination. Within five (5) days after expiration or earlier termination of this Agreement, all amounts owed by Customer will be immediately due and payable, and Customer will (i) pay ABDC any amount owed and (ii) return to ABDC all hardware, Software and other equipment, including ordering devices and totes, or pay to ABDC the replacement cost of such items that are not returned; provided, however, if this Agreement is terminated by Customer due to a default by ABDC, any such payments will be

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* in this Agreement. Obligations in Provisions Paragraphs 4, 5.2, 6 and 9 and any provision the context of which shows the parties intended it to survive will remain in effect after the Term.

6. INDEMNIFICATION

Each party (“Indemnifying Party”) will indemnify and defend the other, its employees and representatives (“Indemnified Party”) against all claims and damages (including expenses and attorneys’ fees) (“Claim”) to the extent arising out of Indemnifying Party’s obligations under this Agreement. Failure to give prompt written notice of a Claim will not relieve Indemnifying Party of liability except to the extent caused by such failure. Indemnifying Party will defend a Claim with counsel reasonably satisfactory to Indemnified Party and Indemnified Party will cooperate fully in such defense.

7. CUSTOMER’S INSURANCE

Customer will maintain sufficient insurance to cover all unpaid inventory in its possession. Customer will maintain professional liability insurance with limits of no less than * per incident and * aggregate.

8. SOFTWARE LICENSE

8.1 License. ABDC grants Customer a non-exclusive, nontransferable and revocable license to use software and related documentation ABDC provides for use in the Program (“Software”). Customer may not make, or allow others to make, copies except one backup copy. Customer must include all proprietary notices in permitted copies. Customer may not modify Software or create derivative works and may not translate, reverse engineer, disassemble or decompile Software.

8.2 Limited Warranty. ABDC warrants that (i) Software will perform substantially in accordance with its documentation if operated as directed; (ii) hardware provided by ABDC and diskettes, CD-ROMs or other media on which the Software is provided will be free from defects under normal use; and (iii) Software will not infringe the rights of any third party. ABDC DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, FOR HARDWARE AND SOFTWARE, AND ACCURACY OF ANY DATA. ALL DATA IS PROVIDED “AS IS.” DUE TO THE NATURE OF SOFTWARE, HARDWARD AND DATA, ERRORS AND INTERRUPTIONS MAY OCCUR AND CUSTOMER HAS ALL RISKS FOR QUALITY AND PERFORMANCE. No oral or written information provided by ABDC, its employees or other representatives will create any warranty.

8.3 Remedy. ABDC’s liability and Customer’s exclusive remedy for breach of warranties in Paragraph 8.2 will be, at ABDC’s option, to (i) repair or replace Software or hardware so it performs substantially in accordance with its documentation and is non-infringing; (ii) advise Customer how to achieve substantially the same functionality using different procedures, or (iii) replace defective media that is returned.

9. MISCELLANEOUS

9.1 Force Majeure. If ABDC’s performance is prevented, delayed or otherwise adversely affected by labor disputes, fire, terrorism, acts of God or any other cause beyond its control, including unavailability of Products, transportation, materials or fuel, delays by suppliers, loss of facilities, internet, telecommunication or electrical system failures or interruptions, voluntary foregoing a right in order to comply with or accommodate government orders or requests, compliance with any law or any other cause beyond its control (“Force Majeure”), (i) ABDC may reduce or eliminate Products without liability or obligation during the Force Majeure period and (ii) to the extent ABDC reduces or eliminates Products, Customer shall not be required to maintain ABDC as the Primary Vendor of all requirements of Customer’s Facilities for Products during the Force Majeure period. In addition, if Force Majeure affects ABDC’s cost of operations and Customer elects to utilize ABDC as a vendor for Products to Customer’s Facilities during the Force Majeure period (provided that Customer shall not be required to maintain ABDC as a Primary Vendor to such extent), ABDC may, at its discretion, add to the price of Products all of its increased costs, including taxes, so long as Force Majeure affects such costs.

9.2 Security Interest. In addition to any security interest previously or hereafter provided by Customer to ABDC, Customer hereby grants to ABDC a security interest which shall be a purchase money security interest in Products that Customer has not paid for and in Customer’s proceeds from such Products until all amounts are paid. ABDC may do such things as are necessary to achieve the purposes of this Paragraph.

9.3 Assignment. (a) All covenants, promises and agreements in this Agreement inure to the benefit of and are binding upon the successors and permitted assigns of each party. In no event will an agreement between a successor to or permitted assign of Customer and any third party negate or diminish in any way such successor’s or assign’s obligations under this Agreement.

(b) Neither party may assign its rights or delegate its duties under this Agreement, including by asset sale, without the written consent of the other party. Each party hereby consents to the other party assigning part or all of its obligations to any affiliate and to assigning or granting a security interest in this Agreement in connection with any financing or securitization by such party or any affiliate; provided, however, any assignment will not relieve a party of its performance obligations under this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, Customer may not undertake any merger, change of ownership, change-in-control or other transaction without the consent of ABDC unless (i) *, this Agreement will remain in full force and effect and the survivor of such transaction will * under this Agreement by operation of law, and (ii) Customer has no knowledge prior to undertaking such transaction that * under this Agreement. For clarity, such * include but are not limited to *. For further clarity, it is understood that the foregoing does not affect the obligation of Customer to obtain the written consent of ABDC to any assignment of this Agreement in any event.

(d) Each party acknowledges that money damages would not be a sufficient remedy for any breach of restrictions under this Paragraph 9.3 and, if there is a breach or threatened breach, the other party will be entitled to specific performance and injunctive or other equitable relief in addition to any other available remedies at law or in equity.

9.4 EEO Requirements. ABDC warrants it does not and will not discriminate against any employee or applicant for employment because of race, creed, color, national origin, religion, gender, sexual preference, veteran status, handicap or as otherwise may be prohibited by law and will meet affirmative action obligations as are imposed by law.

9.5 Miscellaneous. The successful party in any legal action, including in a Bankruptcy proceeding, may recover all costs, including reasonable attorneys’ fees. Pennsylvania law will govern this Agreement without reference to conflict of laws provisions. Any waiver or delay in enforcing this Agreement will not deprive a party of the right to act at another time or due to another breach. All provisions are severable. In the event of a conflict between a prior document between the parties and this Agreement, this Agreement will control. This Agreement supersedes prior oral or written representations by the parties that relate to its subject matter other than the security interest, which is in addition to and not in lieu of any security interest created in other agreements. Captions are intended for convenience of reference only. The parties may not modify this Agreement, or its Exhibits, other than by a subsequent writing signed by each party. This Agreement will be interpreted as if written jointly by the parties. The parties are independent contractors.

9.6 Excluded Providers. The Office of Inspector General (“OIG”) Special Advisory Bulletin on the Effect of Exclusions on Participation in Federal Health Care Programs clarifies OIG’s sanction authority to impose civil money penalties and deny reimbursement under federal health care programs for products or services provided by an excluded entity. Specifically, it provides that “items or equipment sold by an excluded manufacturer or supplier used in the care or treatment of beneficiaries and reimbursed, directly or indirectly, by a federal health care program violate the OIG’s exclusion.” ABDC certifies that neither it, nor any of its key personnel, are listed by a federal agency as being debarred, excluded, or otherwise ineligible for federal program participation as of the Effective Date and ABDC will immediately notify Customer in writing if any of these events occurs.

9.7 HIPAA. This Agreement and certain data that may be exchanged under this Agreement may be subject to (i) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and ABDC may be a “business associate” of Customer for purposes of HIPAA and the rules and regulations promulgated under HIPAA and (ii) the Confidentiality of Medical Information Act (California Civil Code Sections 56.10 et seq.) (the “Medical Information Act”). The parties will amend this Agreement, if and to the extent required, to comply with HIPAA and the Medical Information Act, including provisions relating to written contracts among business associates.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT 4 TO

PRIME VENDOR AGREEMENT

ABDC’S * RETURNS POLICY

ABDC will comply with the Prescription Drug Marketing Act of 1987, as well as all state PDMA regulations, with regard to Customer’s return of prescription drugs. Credit for a returned Product will not exceed Customer’s original acquisition price.

Returnable Product

1. Product originally purchased from ABDC and returned in saleable condition within * of invoice date will be credited at * of Customer’s original acquisition price. Saleable Products are those that ABDC reasonably determines can be resold back into the marketplace in the normal course of business and must (i) be in original condition with no defects or adulteration in packaging; (ii) be unopened with seals intact; (iii) have at least * (current month plus *) dating remaining before expiration; (iv) have been stored and transported under proper conditions while in custody of Customer; and (v) have been sold by ABDC to Customer in the ordinary course (e.g., not in a special sale or subject to conditions that restrict returns).

2. Product originally purchased from ABDC and returned in saleable condition beyond * the date of the invoice provided will be credited at * of Customer’s *.

3. Product originally purchased from ABDC and returned in non-saleable condition but that is accepted for return by the manufacturer will be credited at * of the estimated value received from the manufacturer, less *.

4. Products that was damaged prior to its delivery by ABDC to Customer and for which damage was promptly reported to ABDC will be credited at * of Customer’s original acquisition price.

5. Products originally purchased from ABDC and recalled by any governmental authority or by the manufacturer of such products will be credited at * of the applicable manufacturer credit.

Non-Refundable Product

The following Product will not be accepted for credit:

1. Class II and Class IIN controlled substances;

2. Open packages, partial bottles, broken seals, or any other product not returned in unopened original packaging, except for manufacturing recalls and products damaged prior to delivery to Customer;

3. Products whose manufacturer requires direct or third-party return, except in the case of Product mis-shipments or mis-orders if reported within 5 business days of receipt;

4. Products sold as non-returnable by the manufacturer or ABDC, including any Product subject to a Florida or other pedigree.

Schedule Item Returns

Return of scheduled items (other than Schedule II and IIN) must be pre-approved by ABDC’s distribution center. Scheduled drug returns must be packed separately from other returns and proper procedures must be followed to ensure compliance with current law, including CFR Part 21. Schedule items returned in violation of this policy will receive no credit.

Hazardous Substances Returns

Return of hazardous substances must be pre-approved by ABDC’s distribution center. Hazardous substance returns must be clearly marked and packed separately from other returns. Hazardous substances returned in violation of this policy will receive no credit.

Temperature Control Returns

Items requiring temperature control during shipment must be called in to customer service/returned goods department for return authorization.

Electronic Credit & Return Requests

Returns are typically processed within * of ABDC’s receipt of return request. Credit and return requests should be entered electronically to assure proper and prompt credit. Echo credit entry should be used for ordering errors, defectives, outdated, and overstocked items. Requests for credits involving billing errors, damaged in shipment, shortages, and filling errors must be phoned into the ABDC customer service/returned goods department at ABDC’s distribution center serving Customer’s Facility.

PDMA Certification

To receive credit, a signed and dated PDMA return certification must accompany all prescription drug returns. A sample return certification follows:

I certify that the pharmaceutical products being returned are saleable and have been stored and maintained while in our possession in accordance with the manufacturer’s temperature and storage requirements listed on the packaging and in accordance with the requirements listed in the current edition of USP/NF. I further certify that this product has not been transferred to this facility from another location and that I am able to certify as to the product’s proper storage and condition.

NOTE: This Policy is subject to change from time to time, in ABDC’s sole discretion, and such changes will be effective * after notice is provided to Customer. Any such changes by ABDC that are applicable to Customer will be non-discriminatory, generally applicable to ABDC’s customers, and consistent with the terms of this Agreement.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.